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                                                                   Exhibit 23.2

                           CONSENT OF KPMG LLP

The Board of Directors
NVIDIA Corporation:

We consent to incorporation herein by reference in this registration statement on Form S-4 of NVIDIA Corporation of our report dated March 6, 2000 relating to the balance sheets of NVIDIA Corporation as of January 31, 1999 and January 30, 2000 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997, the one-month period ended January 31, 1998 and each of the years in the two-year period ended January 30, 2000 and the related financial statement schedule, which report appears in the January 30, 2000 annual report on Form 10-K of NVIDIA, and to the reference to our firm under the heading "Experts" in the registration statement.

KPMG LLP
/s/ KPMG LLP
San Francisco, California

February 13, 2001